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NIKE, INC. REPORTS FISCAL 2020 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 24, 2019 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2020 financial results for its first quarter ended August 31, 2019.

Revenue increased to $10.7 billion in the first quarter, up 7 percent on a reported basis and up 10 percent on a currency-neutral basis*, driven by growth across all geographies.

“Our strong start to FY20 highlighted the depth and balance of NIKE’s complete offense,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “NIKE’s strong product innovation, combined with our industry-leading digital experiences, continue to deepen our consumer relationships around the world.”**

Diluted earnings per share for the quarter was $0.86, an increase of 28 percent driven primarily by strong revenue growth and gross margin expansion.

“Our targeted strategic investments are accelerating NIKE’s digital transformation and extending our competitive advantage, ” said Andy Campion, Executive Vice President and Chief Financial Officer, NIKE, Inc. “Even amidst the increasingly volatile macroeconomic and geopolitical environment, we expect our unrelenting focus on better serving the consumer to continue fueling strong, broad-based growth across our global portfolio.”**

First Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 7 percent to $10.7 billion, up 10 percent on a currency-neutral basis.

◦
Revenues for the NIKE Brand were $10.1 billion, up 10 percent on a currency-neutral basis driven by growth across NIKE Direct and wholesale, key categories including Sportswear and the Jordan Brand, and continued growth across footwear and apparel.

◦
Revenues for Converse were $555 million, up 8 percent on a currency-neutral basis, mainly driven by double-digit growth in Asia and through digital globally, which was partially offset by declines in the U.S.

•
Gross margin increased 150 basis points to 45.7 percent primarily due to higher average selling prices and margin expansion in NIKE Direct, partially offset by impacts from changes in foreign currency exchange rates and higher product costs.

•
Selling and administrative expense increased 9 percent to $3.3 billion. Demand creation expense was $1.0 billion, up 6 percent primarily driven by higher advertising expenses and sports marketing investments. Operating overhead expense increased 10 percent to $2.3 billion driven by continued investments in transformational capabilities, particularly in NIKE Direct and global operations.

•	The effective tax rate was 12.4 percent, compared to 14 percent for the same period last year, primarily due to discrete items which favorably impacted the quarter.

•
Net income increased 25 percent to $1.4 billion driven primarily by strong revenue growth and gross margin expansion while diluted earnings per share increased 28 percent to $0.86 reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

August 31, 2019 Balance Sheet Review

•
Inventories for NIKE, Inc. were $5.8 billion, up 12 percent compared to the prior year period, reflecting strong consumer demand globally, and to a lesser extent, the impact from changes in foreign currency exchange rates.

•
Cash and equivalents and short-term investments were $3.6 billion, $625 million lower than last year as share repurchases, dividends, and investments in infrastructure more than offset proceeds from net income.

NIKE, Inc. adopted Accounting Standards Update No. 2016-02 Leases (Topic 842) in the first quarter. In connection with the adoption, the Company’s balance sheet as of August 31, 2019 reflects the addition of operating lease right-of-use assets and operating lease liabilities.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased 11.9 million shares for approximately $995 million as part of the four-year, $15 billion program approved by the Board of Directors in June 2018. As of August 31, 2019, a total of 23.5 million shares had been repurchased under this program for approximately $2.0 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 24, 2019, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 1, 2019.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2019	8/31/2018	Change
Revenues	$10,660	$9,948	7%
Cost of sales	5,789	5,551	4%
Gross profit	4,871	4,397	11%
Gross margin	45.7%	44.2%

Demand creation expense	1,018	964	6%
Operating overhead expense	2,310	2,099	10%
Total selling and administrative expense	3,328	3,063	9%
% of revenues	31.2%	30.8%

Interest expense (income), net	15	11	—
Other (income) expense, net	(33)	53	—
Income before income taxes	1,561	1,270	23%
Income tax expense	194	178	9%
Effective tax rate	12.4%	14.0%

NET INCOME	$1,367	$1,092	25%

Earnings per common share:
Basic	$0.87	$0.69	26%
Diluted	$0.86	$0.67	28%

Weighted average common shares outstanding:
Basic	1,562.4	1,594.0
Diluted	1,597.5	1,634.4

Dividends declared per common share	$0.22	$0.20

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2019	2018
ASSETS
Current assets:
Cash and equivalents	$3,446	$3,282	5%
Short-term investments	198	987	-80%
Accounts receivable, net	4,656	4,330	8%
Inventories	5,835	5,227	12%
Prepaid expenses and other current assets	2,093	1,675	25%
Total current assets	16,228	15,501	5%
Property, plant and equipment, net	4,615	4,487	3%
Operating lease right-of-use assets, net	2,832	—	—
Identifiable intangible assets, net	279	284	-2%
Goodwill	224	154	45%
Deferred income taxes and other assets	2,071	2,057	1%
TOTAL ASSETS	$26,249	$22,483	17%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$6	0%
Notes payable	250	13	—
Accounts payable	2,716	2,333	16%
Current portion of operating lease liabilities	427	—	—
Accrued liabilities	4,455	4,174	7%
Income taxes payable	216	182	19%
Total current liabilities	8,070	6,708	20%
Long-term debt	3,463	3,467	0%
Operating lease liabilities	2,675	—	—
Deferred income taxes and other liabilities	2,841	3,316	-14%
Redeemable preferred stock	—	—	—
Shareholders’ equity	9,200	8,992	2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,249	$22,483	17%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2019	8/31/2018	Change
North America
Footwear	$2,669	$2,555	4%	4%
Apparel	1,431	1,407	2%	2%
Equipment	193	183	5%	5%
Total	4,293	4,145	4%	4%
Europe, Middle East & Africa
Footwear	1,758	1,642	7%	13%
Apparel	869	830	5%	10%
Equipment	146	135	8%	13%
Total	2,773	2,607	6%	12%
Greater China
Footwear	1,164	958	22%	27%
Apparel	465	380	22%	28%
Equipment	50	41	22%	29%
Total	1,679	1,379	22%	27%
Asia Pacific & Latin America
Footwear	930	881	6%	12%
Apparel	356	332	7%	15%
Equipment	59	57	4%	10%
Total	1,345	1,270	6%	13%
Global Brand Divisions[2]	6	16	-63%	-58%
TOTAL NIKE BRAND	10,096	9,417	7%	10%
Converse	555	527	5%	8%
Corporate[3]	9	4	—	—
TOTAL NIKE, INC. REVENUES	$10,660	$9,948	7%	10%

TOTAL NIKE BRAND
Footwear	$6,521	$6,036	8%	11%
Apparel	3,121	2,949	6%	9%
Equipment	448	416	8%	11%
Global Brand Divisions[2]	6	16	-63%	-58%
TOTAL NIKE BRAND REVENUES	$10,096	$9,417	7%	10%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues consist primarily of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2019	8/31/2018	Change
North America	$1,100	$1,077	2%
Europe, Middle East & Africa	609	501	22%
Greater China	669	502	33%
Asia Pacific & Latin America	341	323	6%
Global Brand Divisions[2]	(857)	(818)	-5%
TOTAL NIKE BRAND[1]	1,862	1,585	17%
Converse	138	98	41%
Corporate[3]	(424)	(402)	-5%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,576	1,281	23%
Interest expense (income), net	15	11	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,561	$1,270	23%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.